Exhibit 99.1

Press Release

Critical Step Toward Commercialization of Pre-Symptomatic Diagnosis of Ovarian Cancer Achieved by Arrayit Diagnostics

Signs License Agreement with Wayne State University
For Exclusive Worldwide Rights to Ovarian Cancer Biomarkers

HOUSTON, TX – (PR NEWSWIRE) – December 9, 2009 – Arrayit Diagnostics, Inc., a majority-owned subsidiary of Arrayit Corporation (OTCBB:ARYC), today announced that it has signed an exclusive License Agreement with Wayne State University to key intellectual property covering discoveries of biomarkers of ovarian cancer.  The agreement with Wayne State University grants Arrayit exclusive worldwide rights to develop and commercialize a novel microarray-based diagnostic test using biomarkers developed by Professors Michael Tainsky of the School of Medicine and Sorin Draghici of the College of Liberal Arts and Sciences, and Madhumita Chatterjee, research associate in the School of Medicine. The test aims to effectively screen for early stage ovarian cancer in women who are not yet symptomatic.

According to the National Cancer Institute, it is estimated that 21,550 women will be diagnosed with and 14,600 women will die of cancer of the ovary in 2009 – making it the fourth leading cause of death in women in the United States.  Moreover, based on rates from 2004-2006, 1.4% of women born today will be diagnosed with ovarian cancer at some point during their lifetime.  The disease presents with largely nonspecific symptoms during the initial stages of cancer progression, however there is currently no adequate screening or diagnostic test for early stage detection.  As a result, most ovarian cancers are diagnosed only when later stage symptoms manifest and the disease has metastasized to other parts of the body.  The five-year survival rate for late stage diagnosis is less than 20%, which compares to an approximate 90% survival rate if the disease is identified at the earliest stages.

John Howell, Chairman, President and CEO of Arrayit Diagnostics, noted, “Distinguished among ‘America’s Best Colleges’ by US News and World Report and the National Science Foundation research rankings, Wayne State University is globally recognized for its groundbreaking work in genomic and proteomic research.  Arrayit Corporation will use these biomarkers to create a microarray test that will allow the identification of ovarian cancer in patients before any symptoms occur.  We are very proud to be teaming with Wayne State University to bring this potentially life-saving screening tool to market.”

Arrayit Diagnostics plans to file a premarket approval application for its proprietary Pre-symptomatic Ovarian Cancer Diagnostic Test with the U.S. Food and Drug Administration in the near future.  Upon receiving marketing approval, Arrayit Diagnostics will actively market and distribute the test kit worldwide.

Based on data derived from the American Cancer Society and the current frequency of Pap smear tests – and the assumption that a test for ovarian cancer would be conducted in concert with the Pap smear--Arrayit Diagnostics estimates that the present market for an early stage ovarian cancer diagnostic test could exceed 66 million tests each year in the U.S. alone.   When adding estimates for Western Europe and Japan, that number could nearly triple to 175 million tests annually.

About Arrayit Corporation
Arrayit Corporation, headquartered in Sunnyvale, California, leads and empowers the genetic, research, pharmaceutical and diagnostic communities through the discovery, development and manufacture of proprietary life science technologies and consumables for disease prevention, treatment and cure.  It now offers over 650 products to a customer base of more than 10,000 laboratories worldwide, including almost every major university, pharmaceutical and biotechnology company, major agricultural and chemical companies, government agencies, national research foundations and many private sector enterprises.  Please visit www.arrayit.com for more information.

About Arrayit Diagnostics, Inc.
Houston-based Arrayit Diagnostics, Inc., a majority-owned subsidiary of Arrayit Corporation, is actively engaged in developing and commercializing a series of proprietary microarray-based diagnostic tests that provide for early detection of cancers, neurodegenerative diseases and other chronic and severe disease states.

About Wayne State University
Wayne State University is one of the nation’s pre-eminent public research universities in an urban setting. Through its multidisciplinary approach to research and education, and its ongoing collaboration with government, industry and other institutions, the university seeks to enhance economic growth and improve the quality of life in the city of Detroit, state of Michigan and throughout the world. For more information about research at Wayne State University, visit http://www.research.wayne.edu.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that constitute forward-looking statements are based on currently available information, involve certain risks and uncertainties and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. Risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the biomedical business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions, the outcome of our legal disputes; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Arrayit and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K/A for the fiscal year ended December 31, 2008 and Form 10-Q/A for the fiscal first quarter ended March 31, 2009, Form 10-Q/A for the fiscal second quarter ended June 30, 2009 and Form 10-Q for the fiscal third quarter ended September 30, 2009.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group
Dodi Handy, President and CEO (Twitter: @dodihandy)
For Media Inquiries: Kathy Addison, Director, Elite Media Group (Twitter: @kathyaddison)
407-585-1080 or via email at ARdx@efcg.net